Exhibit 99.1

CONTACTS:
Investors:	REGIS CORPORATION:
Jack Nielsen – Director of Finance – Investor Relations
(952) 947-7000

Media:	BERNS COMMUNICATIONS GROUP:
Melissa Jaffin
(212) 994-4660

     For Immediate Release

REGIS REDUCES THIRD QUARTER EARNINGS GUIDANCE
- Company to Record Non-Cash Charge for Impairment of Goodwill Totaling $40 Million –
- Operational Performance Also Falls Below Plan -

     MINNEAPOLIS, April 13, 2005 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today announced that it will report a third quarter loss due to a non-cash charge for impairment of goodwill associated with its European business. Excluding this charge, the Company expects its third quarter earnings to be $0.47 per diluted share, below the previously provided guidance of $0.53 to $0.57 per diluted share.

     The Company will host a conference call to discuss the third quarter earnings shortfall today at 3:30 p.m. Central Time. Interested parties are invited to listen by logging on to www.regiscorp.com.

     The operational impact on the quarter’s earnings was the result of several factors, including the donation of certain retail product lines, professional fees associated with the Company’s June 30, 2005 Sarbanes-Oxley 404 compliance efforts and a previously disclosed Fair Labor Standards Act matter. In addition, the Company’s International operating results fell below plan due to lower revenues and higher payroll costs, as well as increased expenses associated with franchise development programs.

     “We recognize that the magnitude of the shortfall is inconsistent with the relative predictability of our business model; however, we believe most of the incremental and unexpected third quarter expenses are short-term in nature,” said Paul D. Finkelstein, chairman and chief executive officer.

     Mr. Finkelstein concluded, “We are obviously disappointed with recent trends and acknowledge our need to deliver improved performance; however, we strongly believe that the business model remains intact and that Regis should deliver double-digit revenue and earnings growth over any five or 10 year period. We remain focused on achieving our historical growth expectations.”

     Regis Corporation tests for goodwill impairment annually in its fiscal third quarter. This process requires the Company to develop a growth model used to calculate the enterprise value of the business. Based on recent growth trends, Regis reduced its expectations for the European business and under FAS 142 will write down the carrying value of this business to reflect its estimated enterprise value, resulting in a fiscal third quarter pre-tax, non-cash charge of approximately $40 million.

     In addition, based on the February 7, 2005 letter from the SEC regarding certain operating lease accounting issues, Regis Corporation reviewed its accounting practices related to leases. Based on this review the Company determined that its current method of accounting for rent holidays is not consistent with generally accepted accounting principles. Therefore, a decision was made to restate the Company’s consolidated financial statements previously issued in its Annual Report on Form 10-K for the year ended June 30, 2004 and plans to quantify these restatements in a Form 10-K/A to be filed with the SEC. The Company also plans to file with the SEC a report on Form 8-K indicating that the financial statements reported in the Company’s Form 10-K for the fiscal year ended June 30, 2004 should no longer be relied upon. Investors or other interested parties should refer to the Company’s filing on the Form 10-K/A to be filed with the SEC, for amended information. The cumulative effect of the accounting changes through fiscal 2004 is a reduction to retained earnings of $7 million to $10 million as of March 31, 2005.

Fourth Quarter 2005 Outlook

     Updated fourth quarter 2005 guidance will be provided in the Company’s third quarter press release scheduled for April 27, 2005. This release will also include the Company’s initial fiscal year 2006 outlook.

     Regis Corporation (RGS) is the industry leader in the hair service business, which includes three distinct, but related, elements: beauty salons, hair restoration centers and beauty schools. As of December 31, 2004, the Company owned or franchised 10,412 hair salons, 91 hair restoration centers and 15 beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women. These concepts are located in the US and in ten other countries throughout North America and Europe. For additional information about the Company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.

     This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward–looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” ”forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons and beauty schools that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on June 4, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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